                                                                       EXHIBIT D
                                                                  Conformed Copy

BLOCKED ACCOUNT AGREEMENT made on 28 July 2000 (this "Agreement") by and between:

Citibank T/O (the "Account Bank"); and

Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized under the laws of the Russian Federation ("VIP");

VC Limited, a company organized and existing under the laws of the British Virgin Islands ("VC Limited");

VimpelCom B.V., a private company with limited liability incorporated under the laws of The Netherlands with its corporate seat in Amsterdam, The Netherlands (the "Issuer");

The European Bank for Reconstruction and Development (the "EBRD");

Telenor East Invest AS, a company organized and existing under the laws of Norway ("Telenor"); and

UBS AG, acting through its business group UBS Warburg, as representative (in such capacity, the "Underwriters' Representative" and together with the Account Bank, VIP, VC Limited and the Issuer, the "Parties") of the Underwriters (defined below) under that certain Underwriting Agreement (herein so called), dated July 25, 2000, relating to the offering of Notes and ADSs (both defined below and such offerings being the "Offerings") by and among VIP, VC Limited, the Issuer and UBS AG, acting through its business group UBS Warburg in its individual capacity, Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley & Co. International Limited as underwriters (collectively, the "Underwriters").

PRELIMINARY MATTERS

1. Pursuant to that certain Share Purchase Agreement dated July 25, 2000, between VIP and VC Limited and subject to the filing with and registration by the Russian Federal Commission on the Securities Market (the "Russian Securities Commission") of a report on the results of such issuance (the "Placement Report"), VIP is issuing to VC Limited and VC Limited is purchasing from VIP up to 7,000,000 shares of VIP common stock (the "New Shares").

2. Pursuant to that certain Share Purchase Agreement (Treasury Stock) dated the Closing Date (as defined in the Underwriting Agreement, the "Closing Date") between VIP and VC Limited, VIP may sell and VC Limited may purchase up to 103,239 treasury shares of VIP common stock (the "Treasury Shares").
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3.   Pursuant to that certain Share Purchase Agreement dated the Closing Date between VC Limited and one or more of Dr. Dmitri Borisovich Zimin ("Dr. Zimin"), Glavsotkom LLC ("Glavsotkom") and the "Bee Line" Non-Profit Fund (the "Non-Profit Fund" and the applicable counterparty or counterparties to VC Limited, whether one or more, being the "Affiliated Seller"), the Affiliated Seller may sell and VC Limited may purchase up to 421,761 shares of VIP common stock (together with the New Shares and the Treasury Shares, the "Underlying Shares").

4. VC Limited is selling American depositary shares ("ADSs") representing the Underlying Shares to (i) the purchasers identified on Schedule PM 4(i) in the amounts set forth therein pursuant to the final prospectus (the "Prospectus") included in the registration statement filed by VIP, the Issuer and VC Limited with the United States Securities and Exchange Commission (the "SEC") on that certain Form F-3 registration statement, registration number 333-12210, as amended, declared effective by the SEC on July 24, 2000 (the ADSs so sold being the "Prospectus ADSs" and the net proceeds to VC Limited of such sale being the "Prospectus ADS Proceeds"), and (ii) Telenor pursuant to that certain Primary Agreement dated June 23, 2000 (such Primary Agreement, together with the related letter agreement dated June 23, 2000 among Telenor, VIP, Dr. Dmitri Borisovich Zimin, Glavsotkom LLC and the "Bee Line" Non Profit Fund being the "Primary Agreement") between Telenor as the "Purchaser" and VimpelCom Finance B.V. and its designees (VC Limited being subsequently so designated) as the "Sellers" (the ADSs so sold being the "Primary Agreement ADSs", the Primary Agreement ADSs identified on Schedule PM 4(ii) as "Included Primary Agreement ADSs" being the "Included Primary Agreement ADSs", the net proceeds to VC Limited from the sale of the Included Primary Agreement ADSs being the "Included Primary Agreement ADS Proceeds" and the sum of the Prospectus ADS Proceeds and the Included Primary Agreement ADS Proceeds being the "Included ADS Proceeds").

5. The Issuer is selling its 5.5% Senior Convertible Notes due 2005 (the "Notes") convertible into ADSs to (i) the purchasers identified on Schedule PM 5(i) in the amounts set forth therein pursuant to the Prospectus and that certain Indenture (as the same may be amended in accordance with the terms thereof, the "Indenture") dated the Closing Date among the Issuer, VIP as the guarantor and The Bank of New York as trustee (in such capacity, the "Trustee") (the Notes so sold being the "Prospectus Notes" and the net proceeds to the Issuer from such sale being the "Prospectus Note Proceeds") and (ii) Telenor pursuant to the Primary Agreement and the Indenture (the Notes so sold and identified on Schedule PM 5(ii) as the "Included Primary Agreement Notes" being the "Included Primary Agreement Notes", the net proceeds to the Issuer from such sale of Included Primary Agreement Notes being the "Included Primary Agreement Note Proceeds" and the sum of the Prospectus Note Proceeds and the Included Primary Agreement Note Proceeds being the "Included Note Proceeds").

6. As part of the transactions necessary to implement the Offerings, the Issuer will (i) make a loan to VC Limited (the "VC Limited Loan" and the proceeds of such loan being the "VC Limited Loan Proceeds") in the amount set forth in Schedule PM 6 as the VC Limited Loan Amount (the "VC Limited Loan Amount") utilizing a portion of the
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     Included Note Proceeds and (ii) make a loan (the "VIP Loan" and the proceeds of such loan being the "VIP Loan Proceeds") to VIP in the amount set forth in Schedule PM(6) as the VIP Loan Amount (the "VIP Loan Amount") being the amount equal to the amount of the Included Note Proceeds minus the VC Limited Loan Amount.

7. As part of the transactions necessary to consummate the exempt transaction with Telenor referred to in the Prospectus, the Borrower has entered into
     (i) that certain Intraday Overdraft Facility Agreement #1 and (ii) that certain Intraday Overdraft Facility Agreement #2, both with Citibank T/O and both dated 20 July 2000 (together, the "Overdraft Agreements").

8. The Parties wish to set forth their agreement regarding deposits into and disbursements from the Blocked Accounts (defined below).

AGREEMENT

1.   APPOINTMENT OF THE AGENT; THE BLOCKED ACCOUNTS

1.1  Appointment of the Account Bank

     Each of the Underwriters' Representative, the EBRD, Telenor, VIP, VC Limited and the Issuer hereby irrevocably appoints the Account Bank as its agent to deposit in and disburse funds from the Blocked Accounts (defined below) in accordance with the provisions of this Agreement, and the Account Bank hereby accepts such appointment.

1.2  Establishment of the Blocked Accounts

     The Account Bank has opened and hereby agrees to maintain in accordance with the terms of this Agreement and applicable law, the following accounts:

     1.2.1 United States Dollar ("USD" or "Dollar") denominated account number 40702840400700474054 in the name of VIP (the "VIP Dollar Blocked Account") and Dollar denominated account number 40702840600700474003 in the name of VIP (the "VIP Dollar Operating Account");

     1.2.2 Russian Ruble ("Ruble") denominated account number
     40702810600700474062 in the name of VIP (the "VIP Ruble Blocked Account");

     1.2.3 Dollar denominated account number 40807840500500803002 in the name of VC Limited (the "VC Limited Dollar Blocked Account");

     1.2.4 Ruble denominated account number 40805810900500803029 in the name of VC Limited (the "VC Limited Ruble Blocked Account"); and

     1.2.5 Dollar denominated account number 40807840400500802006 in the name of the Issuer (the "Issuer Blocked Account" and, together with the VIP Dollar Blocked
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     Account, the VIP Ruble Blocked Account, the VC Limited Dollar Blocked
     Account and the VC Limited Ruble Blocked Account, the "Blocked Accounts").

     For the avoidance of doubt, each reference to a Blocked Account shall include any transit account created or to be created in connection with such Blocked Account for purposes of conducting inbound or outbound transactions in foreign currency, and each such transit account shall be considered a Blocked Account subject to the provisions of this Agreement relevant to such Blocked Account to the extent permitted by applicable law.

1.3  Currency of Funds

     Funds deposited in each of the Blocked Accounts other than the VIP Ruble Blocked Account and the VC Limited Ruble Blocked Account shall be deposited and held in Dollars. Funds deposited in the VIP Ruble Blocked Account and the VC Limited Ruble Blocked Account shall be deposited and held in Rubles.

1.4  Interest on the Blocked Accounts

     The Account Bank shall not pay interest on any of the Blocked Accounts other than the VIP Dollar Blocked Account and the VC Limited Dollar Blocked Account. The Account Bank shall pay interest on the amount from time to time on deposit in the VIP Dollar Blocked Account and the amount from time to time on deposit in the VC Limited Dollar Blocked Account at the rate determined in accordance with Schedule 1.4 such interest shall accrue through and be deposited in the VIP Dollar Blocked Account or the VC Limited Dollar Blocked Account, as applicable, immediately prior to the time at which amounts on deposit in the relevant Blocked Account are disbursed in accordance with this Agreement. All interest so paid shall be deposited in the VIP Dollar Blocked Account or the VC Limited Dollar Blocked Account, as applicable, and shall be subject to disbursement in accordance with the terms of this Agreement.

1.5  Deposits in the Blocked Accounts

     The Account Bank shall maintain in each Blocked Account only funds deposited in accordance with the relevant provisions of this Agreement and the Overdraft Agreements and shall not commingle such amounts with other funds held by the Account Bank, whether on behalf of VIP, VC Limited or the Issuer.

1.6  Information regarding the Blocked Accounts

     The Account Bank shall upon receipt of a Registration Notice or a Failed Registration Notice (both defined below) and from time to time but not more frequently than weekly prior to the receipt of a Registration Notice or a Failed Registration Notice, provide account balance information regarding the Blocked Accounts upon request to each of VIP; VC Limited; the Issuer; the EBRD; Telenor; the Underwriters' Representative; the Trustee; The Bank of New York in its capacity as depositary (in such capacity, the
     "Prospectus ADS Depositary") under that certain Temporary Deposit Agreement (the "Prospectus ADS Deposit Agreement") dated the Closing Date among VIP, the
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     Prospectus ADS Depositary and the owners and beneficial owners from time to time of the Prospectus ADSs; and The Bank of New York in its capacity as depositary (in such capacity, the "Primary Agreement ADS Depositary") under that certain Restricted Deposit Agreement (the "Primary Agreement ADS Deposit Agreement") dated the Closing Date among VIP, the Primary Agreement ADS Depositary and the owners and beneficial owners from time to time of the Primary Agreement ADSs.

1.7  Timing of Payments

     All payments hereunder shall be made as promptly as reasonably practicable following receipt of the relevant documents. Without limiting the generality of the preceding sentence, time is of the essence in the performance of this Agreement and the Account Bank shall perform its obligations hereunder in accordance with standard banking practice. Each transfer to an account within the Account Bank governed by this Agreement shall be value dated not later than the date (which shall be a "Business Day" as defined below) when such transfer was duly initiated by the ordering Party. Each transfer into an account within the Account Bank governed by this Agreement from outside the Account Bank shall be value dated as soon as reasonably practicable and in any event no later than the "Business Day" (being any day other than a Saturday, Sunday or other day when commercial banks in Moscow, Russian Federation are required or authorized by law to close) following the date of receipt of cleared funds by the Account Bank. In any event, each transfer of funds out of the Issuer Blocked Account shall be completed within one Business Day of the receipt of cleared funds into the Issuer Blocked Account.

1.8  Adjudicated Dispute

     Amounts on deposit in the Blocked Accounts shall be disbursed in accordance with any Final Judgment (defined below) as soon as practicable after receipt by the Account Bank of a copy of such Final Judgment.

1.9  Authority and Instructions

     Each of VIP, VC Limited, the Issuer, the EBRD, Telenor and the
     Underwriters' Representative hereby irrevocably and expressly instructs the Account Bank to make, and consents to, all disbursements, transfers and payments provided for in this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, the obligation of the Account Bank to transfer any funds from time to time in the accounts governed by this Agreement in accordance with the terms hereof is subject to receipt by the Account Bank of customary documentation required by the Account Bank and such supporting documents as may be required under applicable law, including, without limitation, foreign exchange regulations (collectively "Transfer Documents"). Each of VIP, VC Limited and the Issuer shall execute and deliver to the Account Bank such Transfer Documents as may be necessary or desirable in connection with the transfers contemplated by this
     Agreement and, except as necessary or desirable in connection with the transfers contemplated by this Agreement, none of VIP, VC Limited and the Issuer
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                                                                               6

     shall submit any Transfer Documents to the Account Bank in respect of the Blocked Accounts.

1.10 Insufficient Funds

     Notwithstanding anything to the contrary in this Agreement, in no event shall the Account Bank have any liability to transfer from any account an amount in excess of the sum on deposit therein at the time of such transfer.


2.   FLOW OF FUNDS PRIOR TO REGISTRATION OR FAILED REGISTRATION OF PLACEMENT
     REPORT

2.1  Funding of the Issuer Blocked Account

     The Issuer shall cause the Included Note Proceeds to be paid directly to the Issuer Blocked Account.

2.2 Disbursements from the Issuer Blocked Account and Funding of the VC Limited Dollar Blocked Account

     As promptly as practicable following receipt of the Included Note Proceeds in the Issuer Blocked Account, the Account Bank shall, in accordance with payment instructions presented by the relevant Parties pursuant to this Agreement, transfer funds from the Issuer Blocked Account (i) in the amount of the VIP Loan Amount to the VIP Dollar Blocked Account and (ii) in the amount of the VC Limited Loan Amount to the VC Limited Dollar Blocked Account. VC Limited shall cause the Included ADS Proceeds to be paid directly to the VC Limited Dollar Blocked Account.

2.3  Transfers to and from the VC Limited Dollar Blocked Account

     As promptly as practicable following receipt of the VC Limited Loan Proceeds and the Included ADS Proceeds in the VC Limited Dollar Blocked Account, the Account Bank shall, in accordance with payment instructions presented by the relevant Parties pursuant to this Agreement, transfer the portion of the sum so received into the VC Limited Dollar Blocked Account in the amount set forth in Schedule 2.3 as the Included Share Purchase Price (the "Included Share Purchase Price") to the VIP Dollar Operating Account and immediately upon deposit of such funds in the VIP Dollar Operating Account transfer such funds from there to the VIP Dollar Blocked Account. The Account Bank shall accept for deposit in the VC Limited Dollar Blocked Account transfers from the Issuer Blocked Account in accordance with Section 2.2 and such payments as VIP or VC Limited may have transferred or caused to be transferred to the VC Limited Dollar Blocked Account from sources other than the Blocked Accounts and shall retain in the VC Limited Dollar Blocked Account all sums received into the VC Limited Dollar Blocked Account in excess of the Included Share Purchase Price.

                    [Remainder of Page Intentionally Blank]
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                                                                               7

3. REGISTRATION OR FAILED REGISTRATION OF PLACEMENT NOTICE AND SUBSEQUENT CASH FLOWS

3.1  Delivery of Registration Notice upon registration of the Placement Report

     As soon as practicable following registration of the Placement Report by the Russian Securities Commission:

     3.1.1 VIP shall send the Account Bank, the Trustee, the Prospectus ADS Depositary, the Primary Agreement ADS Depositary, the EBRD, Telenor and the Underwriters' Representative written notice of such registration substantially in the form attached as Exhibit 3.1.1 (the "Registration Notice") which notice shall certify and attach a copy of the notice of the registration of the Placement Report from the Russian Securities Commission memorializing such registration; and

     3.1.2 VIP shall cause to be delivered to each of the Account Bank, the Trustee, the Prospectus ADS Depositary, the Primary Agreement ADS Depositary, the EBRD, Telenor and the Underwriters' Representative an opinion substantially in the form of Exhibit 3.1.2 (the "Opinion of Counsel") of Akin, Gump, Strauss, Hauer & Feld, L.L.P., special Russian counsel to VIP, to the effect that the Placement Report has been registered by the Russian Securities Commission.

3.2 Disbursement of Funds upon receipt of Registration Notice and Opinion of Counsel

     Upon receipt of the Registration Notice and the Opinion of Counsel on or before the close of business of the Account Bank on the sixtieth day after the Closing Date (the "Registration Cutoff"), the Account Bank shall (i) disburse all sums on deposit in the VIP Dollar Blocked Account to the bank account of VIP designated in the Registration Notice or otherwise in accordance with the instructions of VIP and (ii) disburse all sums on deposit in the VC Limited Dollar Blocked Account in accordance with the instructions of VC Limited.

3.3  Delivery of Failed Registration Notice

     As soon as practicable following receipt by VIP of notice from the Russian Securities Commission that it has finally determined that it will not register the Placement Report, VIP shall send the Account Bank, the Trustee, the Prospectus ADS Depositary, the Primary Agreement ADS Depositary, the EBRD, Telenor and the Underwriters' Representative written notice of such final determination substantially in the form attached as
     Exhibit 3.3 (the "Failed Registration Notice").

3.4 Failure to timely deliver Registration Notice; Delivery of Failed Registration Notice; Subsequent Cash Flows
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     If either (i) the Account Bank has not received the Registration Notice and the Opinion of Counsel on or before the Registration Cutoff or (ii) the Account Bank has received the Failed Registration Notice, then the Account Bank shall:

     3.4.1 Transfer from the VIP Dollar Blocked Account an amount equal to the sum of the VIP Loan Amount and interest attributable thereto received pursuant to Section 1.4 to the Issuer Blocked Account in partial repayment of the VIP Loan; accept for deposit in the Issuer Blocked Account such payments as VIP may have transferred or caused to be transferred to the Issuer Blocked Account in accordance with the Indenture from accounts other than the Blocked Accounts; and transfer the sums so received in the Issuer Blocked Account to the Trustee for distribution to the holders of the Notes in accordance with the Indenture;

     3.4.2 Convert all sums remaining on deposit in the VIP Dollar Blocked Account into Rubles in accordance with Section 8, transfer such Rubles to the VIP Ruble Blocked Account and transfer the sums so received in the VIP Ruble Blocked Account to the VC Limited Ruble Blocked Account;

     3.4.3 Accept for deposit into the VC Limited Ruble Blocked Account such payments as VIP may have transferred or caused to be transferred to the VC Limited Ruble Blocked Account in accordance with the Prospectus from accounts other than the Blocked Accounts;

     3.4.4 Convert all sums on deposit in the VC Limited Ruble Blocked Account to Dollars in accordance with Section 8 and transfer such Dollars to the VC Limited Dollar Blocked Account;

     3.4.5 Accept for deposit in the VC Limited Dollar Blocked Account such payments as VIP may have transferred or caused to be transferred to the VC Limited Dollar Blocked Account in accordance with the Prospectus from accounts other than the Blocked Accounts, accept for deposit in the VC Limited Dollar Blocked Account such payments as VC Limited may receive from the Underwriters in the event that the Placement Report is not registered by the Russian Securities Commission in the time frame contemplated by the Prospectus, and transfer from the sums on deposit in the VC Limited Dollar Blocked Account:

           (i) an amount equal to the sum of the Prospectus ADS Proceeds, interest attributable thereto received pursuant to Section 1.4, and the Prospectus ADS Additional Amount (where the "Prospectus ADS Additional Amount" is comprised of all sums VIP may have transferred or caused to be transferred to a Blocked Account in accordance with the Prospectus from accounts other than the Blocked Accounts) to the Prospectus ADS Depositary for distribution to the holders of the Prospectus ADSs in accordance with the Prospectus ADS Deposit Agreement;
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           (ii)  an amount equal to the sum of the Included Primary Agreement
           ADS Proceeds, interest attributable thereto received pursuant to
           Section 1.4 and the Primary Agreement ADS Additional Amount (where the "Primary Agreement ADS Additional Amount" is comprised of all sums VIP may have transferred or caused to be transferred to a Blocked Account in accordance with the Prospectus from accounts other than the Blocked Accounts) to Telenor or (if so notified by the Primary Agreement ADS Depositary in accordance with the Primary Agreement ADS Depositary Agreement) the Primary Agreement ADS Depositary for distribution to the holders of the Primary Agreement ADSs in accordance with the Primary Agreement ADS Deposit Agreement;

           (iii) an amount equal to the sum of the VC Limited Loan Proceeds and interest attributable thereto received pursuant to Section 1.4 to the Issuer Blocked Account and transfer the sum so received in the Issuer Blocked Account to the Trustee for distribution to the holders of the Notes in accordance with the Indenture;

     3.4.6 Convert all sums remaining on deposit in the VC Limited Dollar Blocked Account after completion of the transfers specified in Section
     3.4.5 into Rubles in accordance with Section 8 and disburse such funds in accordance with the instructions of VIP; and

     3.4.7 For the avoidance of doubt and subject to Section 4.1, the Account Bank shall only release funds from the Blocked Accounts other than pursuant to this Section 3.4 in accordance with Section 2, Section 3.2 and Section 1.8.

4.   RESPONSIBILITY OF THE ACCOUNT BANK

4.1  Limitation of Duties

     Except as specifically provided in this Agreement, the Account Bank shall have no duties or responsibilities hereunder and shall not be liable hereunder except to the extent of its own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, each of the Parties agrees that, notwithstanding any term of this Agreement to the contrary, the Account Bank shall have no liability for following instructions relating to transfers of funds out of the Blocked Accounts if required by Russian law, whether such instructions are from governmental entities, the account holder, or any other person entitled under Russian law to give such instructions. The liability of the Account Bank hereunder shall be limited to an amount equal to the sums on deposit in the Blocked Accounts and the Account Bank shall be protected to the extent that it has acted based upon any certificate, notice or other instrument whatsoever received by the Account Bank in accordance with this Agreement, not only as to its authenticity, genuineness and due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information therein contained, which the Account Bank in good faith believes to be genuine and to have been signed or presented by the proper person or persons or their counsel.
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4.2  Limitation on Obligation to Disburse or Release

     If a dispute shall arise between or among one or more of the Parties as to whether or not or to whom the Account Bank shall deliver any sum on deposit in a Blocked Account (any such sum being "Blocked Funds") or as to any other matter arising out of or relating to this Agreement, the Account Bank shall not be required to adjudicate such dispute and, subject to Section 1.7, need not make any delivery of the Blocked Funds or any portion thereof but may retain the same until the rights of the parties to the dispute shall have finally been determined by written agreement among such parties or by a competent tribunal, after all appeals have been finally determined by a court of competent jurisdiction or the time for further appeals has expired without an appeal having been made (for purposes of this Agreement, a "Final Judgment"). The Account Bank shall deliver the Blocked Funds, if any, covered by such agreement or Final Judgment within five (5) Business Days after the Account Bank has received a copy of such agreement or Final Judgment. The Account Bank shall be entitled to assume that no controversy has arisen unless it has received a written notice from a Party (i) that such a controversy has arisen, (ii) that such controversy relates specifically to this Agreement and (iii) which identifies the adverse claimants to the controversy.

4.3 Disbursements by the Account Bank to the Trustee, the Prospectus ADS Depositary, Telenor and the Primary Agreement ADS Depositary

     Disbursements by the Account Bank to the Trustee, the Prospectus ADS Depositary, Telenor and the Primary Agreement ADS Depositary shall be to the account of the applicable person in accordance with the instructions set forth in Schedule 4.3.

4.4  Limitation on Actions by Account Bank

     In the event that the Account Bank shall be uncertain as to its duties or rights hereunder or shall receive instructions from any other of the parties hereto with respect to any or all of the Blocked Funds, the Account Bank shall subject to Section 1.7 be entitled to refrain from taking any action until it shall be directed otherwise in writing by each of the other Parties or by an order of a court of competent jurisdiction. The Account Bank shall be deemed to have no notice of, or duties with respect to, any agreement or agreements with respect to the Blocked Accounts or the Blocked Funds other than this Agreement or except as otherwise provided herein. With respect to the Blocked Accounts, in the event that any of the terms and provisions of any other agreement (excluding any amendment to this Agreement) between any of the Parties conflict or are inconsistent with any of the terms and conditions of this Agreement, this Agreement shall govern and control in all respects.

4.5   No Interest in Blocked Funds

      Notwithstanding any provision to the contrary contained in any other agreement (excluding any amendment to this Agreement) between any of the Parties, the Account
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                                                                              11

     Bank shall have no interest in the Blocked Funds except as expressly provided for in this Agreement. In connection therewith, the Account Bank hereby expressly waives any and all right to (i) use any of the Blocked Funds as collateral for, or to otherwise secure, any claims of the Account Bank against any of the other Parties and their respective affiliates or
     (ii) set-off any debts due to it by or from any of the other Parties and their respective affiliates by using the Blocked Funds.

5.   NO LIEN

     Notwithstanding anything in this Agreement to the contrary, no pledge, security interest, lien or similar interest shall be created or deemed to be created by this Agreement, and any provision determined by a court of competent jurisdiction after a Final Judgment to create any such interest shall be null and void, ab initio. In accordance with applicable insolvency laws, Blocked Funds on deposit in the VIP Dollar Blocked Account and the VIP Ruble Blocked Account are the general unsecured assets of VIP; Blocked Funds in the VC Limited Blocked Dollar Account and the VC Limited Blocked Ruble Account are the general unsecured assets of VC Limited; and Blocked Funds in the Issuer Blocked Account are the general unsecured assets of the Issuer; in each case available to the creditors of the Party in whose name such account is maintained in the event of the insolvency of such Party.

6.   FEES

     VIP shall pay the Account Bank fees in an amount determined in accordance with Schedule 6 for the services rendered by the Account Bank hereunder.

7.   AMENDMENT AND CANCELLATION

     The Account Bank shall not be bound by any cancellation, waiver, modification or amendment of this Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by each of the Parties other than the Account Bank and, if the rights and duties of the Account Bank hereunder are affected, unless the Account Bank also shall have given its written consent thereto.

8.   EXCHANGE RATE IF DISBURSEMENT IN DIFFERENT CURRENCY

     If funds deposited in a Blocked Account in one currency (whether Dollars or Rubles) must be converted into the other currency prior to disbursement in accordance with this Agreement, the exchange rate used for such conversion shall be that officially announced by the Central Bank of the Russian Federation for the day on which such conversion takes place.

9.   NOTICES
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         All notices, objections and other communications by a Party pursuant to this Agreement shall be given by telephone, fax or personal messenger with a copy to each other Party and shall be deemed to have been duly given when delivered as follows:

         If to the Account Bank:

         Citibank T/O
         8-10 Gasheka St.
         125047 Moscow, Russian Federation
         Attention:  Mr. Andrei B. Silkin and/or Mr. Denis Rozhok
         Facsimile:  +7.095.725-6892

         If to VIP:

         OJSC "Vimpel-Communications"
         10, Building 14, Ulitsa 8-Marta
         125083 Moscow, Russian Federation
         Attention:  Mr. Georgy Silvestrov
         Facsimile:  +7.095.755.3682

         If to VC Limited:

         VC Limited
         125 Main Street
         P.O. Box 144
         Road Town, Tortola
         British Virgin Islands

                  with a copy to:

                  VIP at its address above

         If to the Issuer:

         VimpelCom B.V.
         Drentestraat 24
         NL-1083 HK Amsterdam
         The Netherlands
         Attention:
         Facsimile:  +31.20.644.7011

                  with a copy to:

                  VIP at its address above

                                                                              13
         If to the EBRD:

         European Bank for Reconstruction and Development
         One Exchange Square
         London EC2A 2JN
         United Kingdom
         Attention:  Operation Administration Unit
         Facsimile:  +44.20.7338.6100

         If to Telenor:

         Telenor East Invest AS
         Keysers Gate 13
         0130 Oslo
         Norway
         Attention:  Mr. Henrik Torgersen
         Facsimile:  +47.22.77.99.09

                  with a copy to:

                  Telenor Mobile Communications AS
                  Pilestredet 33
                  N-0166 Oslo
                  Norway
                  Attention:  Mr. Arve Egil Habjorg
                  Facsimile:  +47.23.25.55.85

         If to the Underwriters' Representative:

         UBS Warburg
         1 Finsbury Avenue
         London EC2M 2PP
         United Kingdom
         Attention:
         Facsimile:

                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Degtyarniy Pereulok 4, Building 1
                  103009 Moscow, Russia
                  Attention:  Mr. Andre DeCort
                  Facsimile:  +7.095.797.4601

10.  BINDING EFFECT; ASSIGNMENT; THIRD PARTY BENEFICIARIES

     The Account Bank may not assign its rights and obligations hereunder without the consent of each of the other Parties. Subject to the foregoing, this Agreement shall be binding upon or inure to the benefit of the Parties and their respective successors and assigns. This Agreement is entered into for the benefit of the Parties hereto and the owners and beneficial owners (including, without limitation, the EBRD and Telenor, as applicable) of the Prospectus Notes, the Included Primary Agreement Notes, the Prospectus ADSs and the Included Primary Agreement ADSs including for the avoidance of doubt the Trustee, the Prospectus ADS Depositary and the Primary Agreement ADS Depositary. This Agreement is not intended to, and shall not, create any third party beneficiaries or rights in any other third parties.

11.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereto and supersedes all prior agreements and understandings (written or oral) of the Parties in connection herewith.

12.  GOVERNING LAW AND JURISDICTION

12.1 Governing Law

     This Agreement shall be governed by and construed in accordance with Russian law.

12.2 Jurisdiction

     Disputes and controversies arising in connection with this Agreement shall be subject to the jurisdiction of all courts of competent jurisdiction in the Russian Federation.

13.  COUNTERPARTS

     This Agreement may be executed by facsimile, in several counterparts or by separate instruments, and all of such counterparts or instruments shall constitute one agreement, binding on all Parties.

14.  TERM

     This Agreement shall terminate on the day immediately following distribution of all Blocked Funds pursuant to this Agreement, without prejudice to the rights of the Parties accruing hereunder during the term of this Agreement.

                    [Remainder of Page Intentionally Blank]

Executed and delivered as of the date first written above.

CITIBANK T/O

By       /s/ Daniel Connelly
         -------------------
         Daniel Connelly
         Vice President

OPEN JOINT STOCK COMPANY "VIMPEL-COMMUNICATIONS"

By       /s/ Dmitry Borisovich Zimin
         ---------------------------
         Dmitry Borisovich Zimin
         President and Chief Executive Officer

By       /s/ Vladimir Bychenkov
         ----------------------
         Vladimir Bychenkov
         Chief Accountant

VC LIMITED

By       /s/ Georgy Silvestrov
         ---------------------
         Georgy Silvestrov
         Authorized Signatory

VIMPELCOM B.V.

By       /s/ Maurice Worsfold
         --------------------
         Maurice Worsfold
         Authorized Signatory

EUROPEAN BANK FOR
RECONSTRUCTION AND DEVELOMENT

By       /s/ Mikael Schoultz
         -------------------
         Mikael Schoultz
         Senior Banker

TELENOR EAST INVEST AS

By       /s/ Henrik Torgersen
         --------------------
         Henrik Torgersen
         Attorney-in-Fact

UBS AG, acting through its business group UBS WARBURG, as representative of the Underwriters

By       /s/ Kurt Schmid
         ---------------
         Kurt Schmid
         Managing Director